As filed with the Securities and Exchange Commission on March 6, 2013
                                                                                                                                  Registration No. 333 - 186399

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2 TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

QUALSTAR CORPORATION
(Exact name of registrant as specified in its charter)

California	95-3927330
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3990-B Heritage Oak Court
Simi Valley, CA 93063
(805) 583-7744
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Lawrence D. Firestone
President and Chief Executive Officer
Qualstar Corporation
3990-B Heritage Oak Court
Simi Valley, CA 93063
(805) 583-7744
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Robert E. Rich, Esq.
Stradling Yocca Carlson & Rauth
660 Newport Center Drive, Suite 1600
Newport Beach, California 92660
(949) 725-4000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective until all of the shares registered hereunder are sold.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1993, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 2 to the registration statement on Form S-3 (File No. 333-186399) of Qualstar Corporation is being filed solely to amend Item 16 of Part II thereof and to file revised exhibit 5.1. This Amendment No. 2 does not modify any provision of the preliminary prospectus contained in Part I. Accordingly, this Amendment No. 2 does not include a copy of the preliminary prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, to be paid in connection with the sale of the common stock being registered hereunder, all of which will be paid by us. All of the amounts shown are estimates except for the Securities and Exchange Commission registration fee.

SEC registration fee	$107.00
Legal fees and expenses	$29,000.00
Accounting fees and expenses	$18,500.00
Printing and miscellaneous	$893.00
Total	$48,500.00

Item 15. Indemnification of Directors and Officers

As permitted by the California General Corporation Law, our Restated Articles of Incorporation eliminate the liability of directors to Qualstar or its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent otherwise required by the California General Corporation Law.

Our Bylaws provide that Qualstar will indemnify each person who was or is made a party to any proceeding by reason of the fact that such person is or was a director or officer of Qualstar against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith to the fullest extent authorized by the California General Corporation Law.

Our Bylaws also give Qualstar the ability to enter into indemnification agreements with each of its directors and officers.  We have entered into indemnification agreements with each of our directors and officers, which provide for the indemnification of such directors and officers against any and all expenses, judgments, fines, penalties and amounts paid in settlement, to the fullest extent permitted by law.

Pursuant to the Registration Rights Agreement, we have agreed to indemnify the selling shareholders against certain losses, claims, damages, liabilities and expenses in connection with the registration of our common stock, including liabilities under the Securities Act, and the selling shareholders may be entitled to contribution.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 16. Exhibits and Financial Statement Schedules

Exhibit No.	Description

5.1	Opinion of Stradling Yocca Carlson & Rauth, a Professional Corporation.

10.1	Registration Rights Agreement, dated January 29, 2013, by and among Qualstar Corporation and the investors listed on the signature pages thereto. (1)

23.1	Consent of Stradling Yocca Carlson & Rauth, a Professional Corporation (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm, SingerLewak LLP. (2)

24.1	Power of Attorney (included in Part II of this Registration Statement as originally filed).

(1)	Previously filed with the original filing of this Registration Statement.
(2)	Previously filed with Amendment No. 1 to this Registration Statement.

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Item 17. Undertakings.

(a) Qualstar Corporation hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided , however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) Qualstar Corporation hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Qualstar Corporation’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Simi Valley, State of California, on the 6th day of March 2013.

QUALSTAR CORPORATION

By:	/s/ Lawrence D. Firestone
Lawrence D. Firestone
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Lawrence D. Firestone	President, Chief Executive Officer and Director	March 6, 2013
Lawrence D. Firestone	(Principal Executive Officer)

/s/ Nidhi H. Andalon	Vice President, Chief Financial Officer and Corporate Secretary	March 6, 2013
Nidhi H. Andalon	(Principal Financial and Accounting Officer)

*	Director	March 6, 2013
Carl W. Gromada

*	Director	March 6, 2013
Stanley W. Corker

*	Director	March 6, 2013
Robert A. Meyer

*	Director	March 6, 2013
Daniel Molhoek

*
Allen Alley	Director	March 6, 2013

*/s/ Lawrence D. Firestone		March 6, 2013
By: Lawrence D. Firestone
Attorney-In-Fact

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EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Stradling Yocca Carlson & Rauth, a Professional Corporation.

10.1	Registration Rights Agreement, dated January 29, 2013, by and among Qualstar Corporation and the investors listed on the signature pages thereto. (1)

23.1	Consent of Stradling Yocca Carlson & Rauth, a Professional Corporation (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm, SingerLewak LLP. (2)

24.1	Power of Attorney (included in Part II of this Registration Statement as originally filed).

(1)	Previously filed with the original filing of this Registration Statement.
(2)	Previously filed with Amendment No. 1 to this Registration Statement.